Exhibit 5.1

EpicQuest Education Group International Limited	D +852 3656 6054/ +852 3656 6061
E nathan.powell@ogier.com/ florence.chan@ogier.com

Reference: FYC/AGA/178334.00002

11 August 2023

Dear Sirs

EpicQuest Education Group International Limited (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about the date hereof. The Form S-8 relates to the Company's amended and restated 2019 Equity Incentive Plan adopted by the board of directors of the Company on 26 October 2022, and as approved by the shareholders of the Company on 28 November 2022 (the Amended 2019 Equity Incentive Plan).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 26 April 2023 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 13 December 2017 and a certificate of change of name of the Company dated 26 July 2022; and

(ii)	a copy of the amended and restated memorandum and articles of association of the Company adopted on 22 July 2022 and registered with the Registrar on 26 July 2022 (the Memorandum and Articles).

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan Lin Han Cecilia Li Rachel Huang Richard Bennett James Bergstrom Marcus Leese

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 26 April 2023 (the Court Records, and together the Company Registry Records, the Public Records);

The Company Registry Records and the Court Records each as updated by update searches on 24 July 2023 and 10 August 2023 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

(c)	a certificate of incumbency in respect of the Company dated 20 July 2023 (the Certificate of Incumbency) issued by the registered agent of the Company;

(d)	a copy of the register of directors of the Company as at 5 July 2023 (the ROD);

(e)	a copy of the listed register of members of the Company maintained by VStock Transfer, LLC as at 31 March 2023 provided to us on 24 July 2023 (the ROM, and together with the ROD, the Registers);

(f)	a copy of the unanimous written consent of the directors of the Company dated 26 October 2022 approving, among other things, the adoption of the Amended 2019 Equity Incentive Plan (the Board Resolutions);

(g)	a copy of the minutes of the annual meeting of the shareholders of the Company held on 28 November 2022 (the AGM Minutes, and together with the Board Resolutions, the Resolutions); and

(h)	a copy of the Amended 2019 Equity Incentive Plan.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency and the Register and the Amended 2019 Equity Incentive Plan is accurate and complete as at the date of this opinion;

(e)	all copies of the Form S-8 are true and correct copies and the Form S-8 conform in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolutions have been duly passed in accordance with the Memorandum and Articles and remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Amended 2019 Equity Incentive Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Amended 2019 Equity Incentive Plan which has not been properly disclosed in the Board Resolutions;

(g)	the annual meeting of the shareholders of the Company referred to in the AGM Minutes was properly convened and held in accordance with the Company's articles of association, a quorum was present throughout such meeting and the AGM Minutes provide a complete and accurate record of the proceedings described therein. The resolutions passed at the annual meeting of the shareholders of the Company referred to in the AGM Minutes are in full force and effect;

(h)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the maximum number of shares which the Company is required to issue under the Amended 2019 Equity Incentive Plan to fulfil its obligation is 4,000,000 shares of US$0.0016 par value each of the Company (the ESOP Shares) and the consideration payable for each ESOP Shares shall be no less than the par value of US$0.0016 each; and

(j)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) on 13 December 2017 and is validly existing and in good standing under the laws of the British Virgin Islands.

Share capital

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue a maximum of 31,500,000 shares of a single class each with a par value of US$0.0016 par value.

Valid Issuance of ESOP Shares

(c)	The ESOP Shares to be issued under the Amended 2019 Equity Incentive Plan have been duly authorised by all necessary corporate action of the Company under the Memorandum and Articles and, upon the issuance and delivery of the ESOP Shares in accordance with the Memorandum and Articles, Board Resolutions and the terms of the Amended 2019 Equity Incentive Plan and once consideration of not less than the par value is paid per share in accordance with the Amended 2019 Equity Incentive Plan to the Company, the ESOP Shares will be duly authorized, validly issued, fully paid and non-assessable. Once the register of members has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Amended 2019 Equity Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

4.3	For the purposes of this opinion "in good standing" means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.

4.4	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the Amended 2019 Equity Incentive Plan is effective.

Yours faithfully

Ogier